Form 10-K, Exhibit 13
period 2011-12-31
Highbridge Commodities FuturesAccess LLC
filed 2012-03-23
CIK 1534977

Exhibit 13.01

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the period November 1, 2011

(commencement of operations) to December 31, 2011

and Report of Independent Registered Public Accounting Firm

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

AUDITORS REPORT

Report of Independent Registered Public Accounting Firm

To the Members of

Highbridge Commodities FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statement of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Highbridge Commodities FuturesAccess LLC (the “Fund”) at December 31, 2011 and the results of its operations, the changes in its members’ capital and its financial data highlights for the period November 1, 2011 (commencement of operations) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011

ASSETS:

Investment in Highbridge Commodities FuturesAccess Master Fund	$17,568,247
Receivable from Highbridge Commodities FuturesAccess Master Fund	10,024,233
Cash and cash equivalents	18,038
Other assets	33,955

TOTAL ASSETS	$27,644,473

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	5,006
Redemptions payable	10,024,233
Other liabilities	115,972

Total liabilities	10,145,211

MEMBERS’ CAPITAL:
Members’ Interest (18,534,585 Units outstanding, unlimited Units authorized)	17,499,262
Total members’ capital	17,499,262

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$27,644,473

NET ASSET VALUE PER UNIT:

Class A	$0.9385
Class C	$0.9370
Class D	$0.9713
Class I	$0.9392
Class Z	$0.9409

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

NET INVESTMENT INCOME (LOSS) ALLOCATED FROM HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD:

Management fees	$(65,076)
Other	(195,641)

Total net investment income (loss) allocated from Highbridge Commodities FuturesAccess Master Fund Ltd	(260,717)

FUND EXPENSES:
Sponsor fees	7,013
Other	161,972
Total Fund expenses	168,985

NET INVESTMENT INCOME PROFIT (LOSS)	(429,702)

REALIZED AND UNREALIZED PROFIT (LOSS) ON INVESTMENTS ALLOCATED FROM HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD:
Realized, net	(633,036)
Change in unrealized, net	(527,355)
Brokerage commissions	(16,544)
Net profit (loss) from derivative contracts (net of brokerage commissions on futures contracts of $16,544)	(1,176,935)

NET PROFIT (LOSS)	$(1,606,637)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	839,111
Class C*	1,246,642
Class D**	2,313,375
Class I*	59,932
Class Z*	23,846,000

Net income (loss) per weighted average Unit
Class A*	$(0.0605)
Class C*	$(0.0612)
Class D**	$(0.0287)
Class I*	$(0.0598)
Class Z*	$(0.0591)

*Units issued on November 1, 2011.

**Units issued on December 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2011

Class A*	611,175	455,872	—	1,067,047
Class C*	609,151	1,274,982	(25,861)	1,858,272
Class D**	2,313,375	—	—	2,313,375
Class I*	41,850	36,164	—	78,014
Class Z*	23,846,000	—	(10,628,123)	13,217,877

Total Members’ Units	27,421,551	1,767,018	(10,653,984)	18,534,585

*Units issued on November 1, 2011.

**Units issued on December 1, 2011.

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011
Class A*	$611,175	$441,056	$—	$(50,763)	$1,001,468
Class C*	609,151	1,232,525	(24,232)	(76,274)	1,741,170
Class D**	2,313,375	—	—	(66,417)	2,246,958
Class I*	41,850	35,000	—	(3,582)	73,268
Class Z*	23,846,000	—	(10,000,001)	(1,409,601)	12,436,398

Total Members’ Capital	$27,421,551	$1,708,581	$(10,024,233)	$(1,606,637)	$17,499,262

*Units issued on November 1, 2011.

**Units issued on December 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD NOVEMBER 1, 2011

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A*	Class C*	Class D**	Class I*	Class Z*

Per Unit Operating Performance:

Net asset value at time of offer	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000

Net realized and net change in unrealized trading profit	(0.0531)	(0.0531)	(0.0258)	(0.0531)	(0.0531)
Expenses	(0.0084)	(0.0099)	(0.0029)	(0.0077)	(0.0060)

Net asset value, end of year	$0.9385	$0.9370	$0.9713	$0.9392	$0.9409

Total Return: (b)

Total return before Performance fees	-6.15%	-6.30%	-2.87%	-6.08%	-5.91%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-6.15%	-6.30%	-2.87%	-6.08%	-5.91%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	0.86%	1.03%	0.29%	0.80%	0.62%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	0.86%	1.03%	0.29%	0.80%	0.62%

Net investment income (loss)	0.86%	1.03%	0.29%	0.80%	0.62%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

*Units issued on November 1, 2011.

**Units issued on December 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Highbridge Commodities FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”), was organized under the Delaware Limited Liability Company Act on June 15, 2011 and commenced trading activities on November 1, 2011. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. The Fund is part of a master-feeder structure that will invest substantially all of its assets through Highbridge Commodities FuturesAccess Master Fund Ltd. (the “HCFA Master Fund”), which has the same investment objective as the Fund. The HCFA Master Fund will engage in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the Sponsor of the Fund. MLAI has delegated commodities trading authority for the HCFA Master Fund to Highbridge Capital Management, LLC (“HCM” or “Trading Advisor”). MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights.  Each of the Program Funds implements a different trading strategy.

As of December 31, 2011 the Fund offers four Classes of Units:  Class A, Class C, Class I and Class D.  Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. The four Classes of Units are subject to different Sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance and initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Fund records its proportionate share of the HCFA Master Fund’s investment income and trading profits and losses.  Trading profits and losses include realized, change in unrealized, and brokerage commissions.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II as defined in Note 3). Cash was held at a nationally recognized financial institution.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%. The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

In addition, the Fund also records its proportionate share of the HCFA Master Fund’s expenses.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2011, although the Fund has not yet made any tax filings related to 2011.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the period ended December 31, 2011.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon thirty eight calendar days’ notice (“notice period”).

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which include but are not limited to the following:

a)   Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

b)  Any event which would make unlawful the continued existence of this Fund.

c)   Determination by MLAI to liquidate or withdraw from the Fund.

d)  Withdrawal of the Sponsor.

2.       VALUATION OF INVESTMENT IN HCFA MASTER FUND

The Fund records its investment in the HCFA Master Fund at fair value.  Valuation of investments held by the HCFA Master Fund, including, but not limited to the valuation techniques used and classification within the fair value hierarchy of investments, are discussed in the notes to the HCFA Master Fund financial statements included in this report.

3.       RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $891 of which $891 was payable to the Transfer Agent as of December 31, 2011.

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S. MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund charges Sponsor Fees on the month-end net assets after all other charges. There is not a Sponsor Fee charged at the HCFA Master Fund level. The Fund’s Class A Units and Class I Units pay MLAI a Sponsor Fee of 1/12 of 1.5% and 1/12 of 1.1%, respectively, of their month-end net asset value.  Class C Units pay MLAI a monthly Sponsor Fee of 1/12 of 2.5% of their month-end net asset value.  Class D Units pay no Sponsor Fee. Net asset value, for purposes of calculating the Sponsor Fees, is calculated prior to reduction for the Sponsor’s Fee being calculated.

Sponsor fees as presented on the Statement of Operations is paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, which was a related party to MLAI for a portion of the year.  The Cash and cash equivalents as seen on the Statement of Financial Condition is the amount held by the related party.

4.       WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the period ended December 31, 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

5.       RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued an update to requirements relating to Fair Value Measurement which represents   amendments to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The amendments are of two types: (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The amendments that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements relate to (i) measuring the fair value of the financial instruments that are managed within a portfolio; (ii) application of premium and discount in a fair value measurement; and (iii) additional disclosures about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. MLAI does not believe the adoption of this update will have a material impact on the Fund’s financial statements.

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

6.       MARKET AND CREDIT RISK

The Fund is affected by the market and credit risks to which the HCFA Master is subject.   These risks are discussed in the notes to the HCFA Master Fund financial statements included in this report.

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements, that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

7.       SUBSEQUENT EVENT

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
Highbridge Commodities FuturesAccess LLC