Form 10-K/A, Exhibit 13
period 2011-12-31
Highbridge Commodities FuturesAccess LLC
filed 2012-05-08
CIK 1534977

Exhibit 13.01

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the period November 1, 2011

(commencement of operations) to December 31, 2011

and Report of Independent Registered Public Accounting Firm

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2011	2

Statement of Operations for the period November 1, 2011
(commencement of operations) to December 31, 2011	3

Statement of Changes in Members’ Capital for the period November 1, 2011
(commencement of operations) to December 31, 2011	4

Financial Data Highlights for the period November 1, 2011
(commencement of operations) to December 31, 2011	5

Notes to Financial Statements	6

Report of Independent Registered Public Accounting Firm

To the Members of

Highbridge Commodities FuturasAccess LLC:

In our opinion the accompanying statement of financial condition, and the related statement of operations, changes In members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Highbridge Commod Was FuturesAccess LLC (the “Fund”) at December 31, 2011 and the results of its operations, the changes in its members’ capital and its financial data highlights for the period November 1, 2011 (commencement of operations) through December31, 2011, in conformity with accounting principles generally accepted In the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements’) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the flnanoial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

March 21,2012

PricewarehouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

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