Form 10-K/A, Exhibit 13
period 2011-12-31
Highbridge Commodities FuturesAccess LLC
filed 2012-05-08
CIK 1534977

Exhibit 13.02

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

Financial Statements as of December 31, 2011 and for the period November 1, 2011

(commencement of operations) to December 31, 2011

And Report of Independent Auditors

(Expressed in United States Dollars)

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

Report of Independent Registered Public Accounting Firm

To the Members of Highbridge Commodities

FuturesAccess Master Fund Ltd:

In our opinion the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Highbridge Commodities FuturesAccess Master Fund Ltd. (the “Fund”) at December 31, 2011 and the results of its operations, the changes in its members’ capital and its financial data highlights for the period November 1, 2011 through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

March 21, 2012

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

STATEMENT OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011

(Expressed in United States Dollars)

ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $3,818,791)	$27,850,419
Net unrealized profit on open futures contracts	11,817
Cash and cash equivalents	453,090
Other assets	10,000

TOTAL ASSETS	$28,325,326

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$539,172
Advisory fees payable	34,534
Redemptions payable	10,024,233
Other liabilities	159,140

Total liabilities	10,757,079

Shareholders Equity:
Shareholders Equity (18,554,920 Units outstanding, unlimited Units authorized)	17,568,247
Total members’ capital	17,568,247

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$28,325,326

NET ASSET VALUE PER UNIT:

Class DA	$0.9468

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD NOVEMBER 1, 2011

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in United States Dollars)

TRADING PROFIT (LOSS):

Realized, net	$(633,036)
Change in unrealized, net	(527,355)
Brokerage commissions	(16,544)

Total trading profit (loss)	(1,176,935)

EXPENSES:
Management fee	65,076
Other	195,641
Total expenses	260,717

NET INVESTMENT INCOME (LOSS)	(260,717)

NET INCOME (LOSS)	$(1,437,652)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding Class DA*	27,125,851

Net income (loss) per weighted average Unit Class DA*	$(0.0530)

*Units issued on November 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in Shares)

				Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2011

Class DA*	25,108,176	4,035,349	(10,588,605)	18,554,920

Total Members’ Units	25,108,176	4,035,349	(10,588,605)	18,554,920

*Units issued on November 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in United States Dollars)

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011
Class DA*	$25,108,176	$3,921,956	$(10,024,233)	$(1,437,652)	$17,568,247
Total Members’ Capital	$25,108,176	$3,921,956	$(10,024,233)	$(1,437,652)	$17,568,247

*Units issued on November 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD NOVEMBER 1, 2011

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in United States Dollars)

The following per share data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class DA*

Net asset value at time of offer	$1.0000

Net realized and net change in unrealized trading profit	(0.0429)
Brokerage commissions	(0.0006)
Expenses	(0.0097)

Net asset value, end of year	$0.9468

Total Return: (b)

Total return before Performance fees	-5.32%
Performance fees	0.00%
Total return after Performance fees	-5.32%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	0.99%
Performance fees	0.00%
Expenses (including Performance fees)	0.99%

Net investment income (loss)	0.99%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

*Units issued on November 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

NOTES TO FINANCIAL STATEMENTS

(Expressed in United States Dollars)

1.                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Highbridge Commodities FuturesAccess Master Fund LTD. (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) Fund, was organized under the laws of the Cayman Islands on June 28, 2011 and commenced trading activities on November 1, 2011. The Fund was registered under the Mutual Funds Law of the Cayman Islands on June 28, 2011. The Fund, which is the master part of a master-feeder structure will invest substantially all of the feeder Fund’s assets which has the same investment objective as the feeder Funds. The Fund will engage in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the Sponsor of the Fund. MLAI has delegated commodities trading authority for the Fund to Highbridge Capital Management, LLC (“HCM” or “Trading Advisor”). MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.  Maples Finance (the “Administrator”) serves as the Company’s registrar, transfer agent and administrator.  Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors.  Each Program Fund is generally similar in terms of fees, Classes of Shares and redemption rights.  Each of the Program Funds implements a different trading strategy.

The Fund will offer three separate classes of shares which will have identical terms. They are be open to investment by the Highbridge Commodities FuturesAccess LLC (the “Onshore Fund”), Highbridge Commodities FuturesAccess Ltd. (the “Offshore Fund”) and BA Highbridge Commodities FuturesAccess LLC (the “BA Feeder”), respectively. Class DA is open exclusively to the Onshore Fund. Class DI is open exclusively to the Offshore Fund. Class DU is open exclusively to the BA Feeder.  At December 31, 2011, only class DA has been invested in.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss), on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), on the Statement of Operations.

Trading profit (loss) is reduced for brokerage commission costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) on the Statement of Operations of the Fund.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II as defined in Note 3). Cash was held at a nationally recognized financial institution.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Income Taxes

The Fund should not be subject to U.S. Federal income taxes on income or gains from its trading (except in respect of any U.S. source dividends received in the course of such trading), provided that they do not engage in a trade or business within the United States to which such income or gains are effectively connected. Pursuant to a safe harbor rule under the U.S. tax code, a foreign corporation which trades securities or commodities for its own account should not be treated as engaged in a trade or business within the United States, provided that the foreign corporation is not a dealer in securities or commodities. The Fund and Aspect conduct business in a manner so as to meet the requirements of the safe harbor rule.

The Fund has obtained an undertaking from the Cayman Islands’ authorities that, for a period of 20 years from June 8, 2004, no law which is enacted in the Cayman Islands imposing any tax or duty to be levied on income, profits, gains, or appreciation shall apply to the Fund or its operations, and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable on or in respect of the Shares, debentures or other obligations of the Fund or by way of withholding in whole or in part of any payment of dividends or other distributions of income or of capital by the Fund to its Shareholders or any payment of principal or interest or other sums due under a debenture or other obligation of the Fund.

Distributions

Each Shareholder is entitled to receive, equally per Share, any distributions which may be made by the Fund.  No such distributions have been declared for the period ended December 31, 2011.

Subscriptions

Shares are offered as of the close of business at the end of each month. Shares are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month. Subscriptions submitted less than three calendar days before the end of a month will be applied to Shares subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Shareholder may redeem or exchange some or all of such Shareholder’s Shares at Net Asset Value as of the close of business, on the last business day of any month, upon thirty eight calendar days’ notice (“notice period”).

A Shareholder in the Fund can exchange their Shares for Shares of the same Class in other Program Funds as of the beginning of each calendar month, upon thirty eight calendar days’ notice.  The minimum exchange amount is $10,000.

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

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the private placement memorandum, which include but are not limited to the following:

(a)       Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)       Any event which would make unlawful the continued existence of this Fund.

(c)       Determination by MLAI to liquidate or withdraw from the Fund.

(d)       Withdrawal of the Sponsor.

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts on the Statement of Financial Condition, as of December 31, 2011 is as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Shareholders’ Equity	Contracts/Notional	Profit (Loss)	Shareholders’ Equity	on Open Positions	Shareholders’ Equity	Maturity Dates

Agriculture	480	$23,249	0.13%	(487)	$(2,379)	-0.01%	$20,870	0.12%	February 12 - July 12
Currencies	112	52,150	0.30%	—	—	0.00%	52,150	0.30%	March 12
Energy	165	(194,315)	-1.11%	(162)	338,464	1.93%	144,149	0.82%	January 12 - April 12
Metals	366	(1,368,821)	-7.79%	(357)	624,297	3.55%	(744,524)	-4.24%	January 12 - April 12

Total		$(1,487,737)	-8.47%		$960,382	5.47%	$(527,355)	-3.00%

No individual contract’s unrealized profit or loss comprised greater than 5% of Shareholders’ Equity as of December 31, 2011.

3.                     FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statement of Financial Condition.  Any change in net unrealized profit or loss from the preceding period is reported on the Statement of Operations.

The fair value measurement guidance established a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

Following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where it trades such investments.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into its process for determining fair values.

The independent pricing sources obtain market quotations and actual transaction prices for securities that have quoted prices in active markets. Each source has its own proprietary method for determining the fair value of securities that are not actively traded. In general, these methods involve the use of “matrix pricing” in which the independent pricing source uses observable market inputs including, but not limited to, investment yields, credit risks and spreads, benchmarking of like securities, broker-dealer quotes, reported trades and sector groupings to determine a reasonable fair market value.

The Fund has determined that Level I securities would include all of its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the period ended December 31, 2011 is as follows:

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$(1,487,737)	$(884,372)	$(603,365)	$—
Short	$960,382	345,200	615,182	—
	$(527,355)	$(539,172)	$11,817	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$(527,355)	$(539,172)	$11,817	$—

The Fund’s volume of trading forward and futures at December 31, 2011 is representative of the activity throughout the period. There were no transfers to or from Level I or Level II during 2011.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of, and the profits and losses on, derivative instruments is disclosed in the Statement of Financial Condition and Statement of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the period ended December 31, 2011:

Commodity Industry Sector	Profit (loss) from trading, net

Agriculture	$(167,845)
Currencies	(714,656)
Energy	589,939
Metals	(867,829)

Total	$(1,160,391)

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund’s capital tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.                    RELATED PARTY TRANSACTIONS

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

MLPF&S charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts. The Fund does not charge Sponsor fees. The Sponsor fees are charged at the feeder fund level. The principal operating costs of the Fund are the per-trade brokerage commissions paid to MLPF&S (a portion of which is paid to the Fund’s executing brokers, which may or may not include MLPF&S, as commissions for their execution services).

The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the period ended December 31, 2011 was approximately $8.54 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statement of Operations are all received from or paid to related parties.

5.                    ADVISORY AGREEMENT

The Fund and HCM have entered into an advisory agreement. This agreement shall continue in effect until October 1, 2013.  Thereafter, this agreement shall be automatically renewed for three successive one-year periods, on the same terms, unless terminated at any time by either HCM or the Fund upon 90 days written notice to the other party before the expiration of the then-current term. HCM determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

As of the last business day of each calendar month, the Fund shall pay the Trading Advisor a management fee equal to 1/12 of 1.50% (a 1.50% annual rate) of the month-end net asset value of the Fund, prior to reduction for any accrued Incentive Fees or for the management fee being calculated.

Performance fees are charged by the Fund on any New Trading Profit, as defined in the advisory agreement, and are payable to HCM as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The HCFA Master Fund pays a 15% performance fee to HCM.

In order to help defray the costs of MLAI’s sponsoring and providing ongoing administration and operational support to the Fund, HCM will pay, or direct the Fund to pay, MLAI an amount equal to 40% of the Management Fee.

6.                     RECENT ACCOUNTING PRONOUNCEMENTS

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

7.                     MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s Net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statement of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Aspect, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Aspect to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by HCM.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statement of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statement of Financial Condition.

Commitments and Contingencies

In the normal course of business the Fund has entered, or may in the future enter, into agreements that obligate` the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

The Fund complied with the authoritative guidance on Accounting for Income Taxes which prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. MLAI analyzed the Fund’s tax positions taken on income tax returns in all jurisdictions for all open tax years (since inception date) and concluded that no provision for income tax is required in the Fund’s financial statements. MLAI is not aware of any tax events that are likely to occur in the next twelve months that would result in the amount of any unrecognized tax benefits or liabilities significantly increasing or decreasing for the Fund.

The Fund was considered a partnership for tax purposes and as such the income or loss is passed through to the Shareholders of the Fund. To the extent that the Fund may have taken an uncertain tax position in an associated tax exposure, any impact of this resulting exposure would be passed on to the Shareholders of the Fund.

8.                     SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Fund through March 21, 2012, the date the financial statements were available to be issued, and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

  *      *      *      *      *      *      *      *      *      *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

Highbridge Commodities FuturesAccess Master Fund Ltd.