Form 10-K, Exhibit 13
period 2012-12-31
Highbridge Commodities FuturesAccess LLC
filed 2013-03-27
CIK 1534977

Exhibit 13.01

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the year ended December 31, 2012 and for the period November 1, 2011(commencement of operations) to December 31, 2011 and Report of Independent Registered Public Accounting Firm

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2012 and 2011	2

Statements of Operations for the year ended December 31, 2012 and for the period November 1, 2011 (commencement of operations) to December 31, 2011	3

Statements of Changes in Members’ Capital for the year ended December 31, 2012 and for the period November 1, 2011(commencement of operations) to December 31, 2011	4

Financial Data Highlights for the year ended December 31, 2012 and for the period November 1, 2011(commencement of operations) to December 31, 2011	6

Notes to Financial Statements	8

Report of Independent Registered Public Accounting Firm

To the Members of Highbridge Commodities FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Highbridge Commodities FuturesAccess LLC (the “Fund”) at December 31, 2012 and 2011 and the results of its operations, the changes in its members’ capital and its financial data highlights for the year ended December 31, 2012, and the period from November 1, 2011 (commencement of operations) through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Investment in Highbridge Commodities FuturesAccess Master Fund LTD	$—	$17,568,247
Receivable from Highbridge Commodities FuturesAccess Master Fund LTD	39,709,301	10,024,233
Cash	33,998	18,038
Other assets	75,000	33,955

TOTAL ASSETS	$39,818,299	$27,644,473

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Sponsor fee payable	$53,701	$5,006
Redemptions payable	592,620	10,024,233
Other liabilities	175,072	115,972

Total liabilities	821,393	10,145,211

MEMBERS’ CAPITAL:
Members’ Capital (52,081,850 Units and 18,534,585 Units)	38,996,906	17,499,262
Total members’ capital	38,996,906	17,499,262

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$39,818,299	$27,644,473

NET ASSET VALUE PER UNIT:
(Based on 52,081,850 and 18,534,585 Units outstanding, unlimited Units authorized)
Class A	$0.7434	$0.9385
Class C	$0.7348	$0.9370
Class D	$0.7811	$0.9713
Class I	$0.7470	$0.9392
Class Z	$—	$0.9409
Class M	$0.9347	$—

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

	2012	2011
NET INVESTMENT INCOME (LOSS) ALLOCATED FROM HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD:

Management fees	$(478,590)	$(65,076)
Performance fees	(15,312)	—
Other	(182,682)	(195,641)

Total net investment income (loss) allocated from Highbridge Commodities FuturesAccess Master Fund Ltd	(676,584)	(260,717)

FUND EXPENSES:
Sponsor fees	497,258	7,013
Other	469,583	161,972
Total Fund expenses	966,841	168,985

NET INVESTMENT INCOME PROFIT (LOSS)	(1,643,425)	(429,702)

REALIZED AND UNREALIZED PROFIT (LOSS) ON INVESTMENTS ALLOCATED FROM HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD:
Realized, net	(7,468,034)	(633,036)
Change in unrealized, net	(387,404)	(527,355)
Brokerage commissions	(98,163)	(16,544)
Net profit (loss) from derivative contracts (net of brokerage commissions on futures contracts of $98,163)	(7,953,601)	(1,176,935)

NET PROFIT (LOSS)	$(9,597,026)	$(1,606,637)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	9,327,969	839,111
Class C*	15,427,778	1,246,642
Class D**	5,733,680	2,313,375
Class I*	4,318,130	59,932
Class Z***	7,965,776	23,846,000
Class M****	732,832	—

Net income (loss) per weighted average Unit
Class A*	$(0.2902)	$(0.0605)
Class C*	$(0.3104)	$(0.0612)
Class D**	$(0.2624)	$(0.0287)
Class I*	$(0.3160)	$(0.0598)
Class Z***	$0.1024	$(0.0591)
Class M****	$(0.0653)	$—

*Units issued on November 1, 2011.

**Units issued on December 1, 2011.

***Units issued on November 1, 2011 and Units fully redeemed as of February 29, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2012 to February 29, 2012.)

****Units issued on December 1, 2012.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011 (IN UNITS)

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012

Class A*	611,175	455,872	—	1,067,047	12,560,195	(1,705,223)	11,922,019
Class C*	609,151	1,274,982	(25,861)	1,858,272	23,505,081	(1,113,172)	24,250,181
Class D**	2,313,375	—	—	2,313,375	6,251,307	—	8,564,682
Class I*	41,850	36,164	—	78,014	6,564,663	(30,541)	6,612,136
Class Z***	23,846,000	—	(10,628,123)	13,217,877	—	(13,217,877)	—
Class M****	—	—	—	—	732,832	—	732,832

Total Members’ Units	27,421,551	1,767,018	(10,653,984)	18,534,585	49,614,078	(16,066,813)	52,081,850

*Units issued on November 1, 2011.

**Units issued on December 1, 2011.

***Units issued on November 1, 2011 and Units fully redeemed as of February 29, 2012.

****Units issued on December 1, 2012.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012
Class A*	$611,175	$441,056	$—	$(50,763)	$1,001,468	$11,967,132	$(1,398,358)	$(2,706,949)	$8,863,293
Class C*	609,151	1,232,525	(24,232)	(76,274)	1,741,170	21,780,482	(912,425)	(4,789,105)	17,820,122
Class D**	2,313,375	—	—	(66,417)	2,246,958	5,946,957	—	(1,504,458)	6,689,457
Class I*	41,850	35,000	—	(3,582)	73,268	6,254,268	(23,907)	(1,364,583)	4,939,046
Class Z***	23,846,000	—	(10,000,001)	(1,409,601)	12,436,398	—	(13,252,311)	815,913	—
Class M****	—	—	—	—	—	732,832	—	(47,844)	684,988

Total Members’ Capital	$27,421,551	$1,708,581	$(10,024,233)	$(1,606,637)	$17,499,262	$46,681,671	$(15,587,001)	$(9,597,026)	$38,996,906

*Units issued on November 1, 2011.

**Units issued on December 1, 2011.

***Units issued on November 1, 2011 and Units fully redeemed as of February 29, 2012.

****Units issued on December 1, 2012.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class Z*	Class M**

Per Unit Operating Performance:

Net asset value, beginning of year or at time of offer	$0.9385	$0.9370	$0.9713	$0.9392	$0.9409	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.1434)	(0.1418)	(0.1506)	(0.1440)	0.0861	(0.0608)
Brokerage commissions	(0.0029)	(0.0029)	(0.0030)	(0.0029)	(0.0006)	(0.0002)
Expenses	(0.0488)	(0.0575)	(0.0366)	(0.0453)	(0.0122)	(0.0043)
Net asset value, before redemption	0.7434	0.7348	0.7811	0.7470	1.0142	0.9347
Less redemption distribution					1.0142
Net asset value, end of year	$0.7434	$0.7348	$0.7811	$0.7470	$—	$0.9347

Total Return: (b)

Total return before Performance fees	-20.61%	-21.40%	-19.41%	-20.29%	8.32%	-6.53%
Performance fees	-0.27%	-0.27%	-0.28%	-0.27%	-0.50%	0.00%
Total return after Performance fees	-20.88%	-21.67%	-19.69%	-20.56%	7.82%	-6.53%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	5.06%	6.05%	3.57%	4.66%	4.39%	5.26%
Performance fees	0.26%	0.26%	0.26%	0.26%	0.49%	0.00%
Expenses (including Performance fees)	5.32%	6.31%	3.83%	4.92%	4.88%	5.26%

Net investment income (loss)	-5.32%	-6.31%	-3.83%	-4.92%	-4.88%	-5.26%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized. The ratios include amounts allocated from the Master Fund.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

*Units fully redeemed as of February 29, 2012

**Units issued on December 1, 2012.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD NOVEMBER 1, 2011

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A*	Class C*	Class D**	Class I*	Class Z*

Per Unit Operating Performance:

Net asset value at time of offer	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0531)	(0.0531)	(0.0258)	(0.0531)	(0.0531)
Expenses	(0.0084)	(0.0099)	(0.0029)	(0.0077)	(0.0060)
					—
Net asset value, end of year	$0.9385	$0.9370	$0.9713	$0.9392	$0.9409

Total Return: (b)

Total return before Performance fees	-6.15%	-6.30%	-2.87%	-6.08%	-5.91%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-6.15%	-6.30%	-2.87%	-6.08%	-5.91%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	0.86%	1.03%	0.29%	0.80%	0.62%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	0.86%	1.03%	0.29%	0.80%	0.62%

Net investment income (loss)	-0.86%	-1.03%	-0.29%	-0.80%	-0.62%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized. The ratios include amounts allocated from the Master Fund.

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

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Highbridge Commodities FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess SM Program (“FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on June 15, 2011 and commenced trading activities on November 1, 2011. The Fund engages in the speculative trading of primarily futures contracts on a wide range of commodities.  Highbridge Capital Management, LLC (“HCM”) is the trading advisor of the Fund.

Prior to January 1, 2013 (the “Effective Date”), the Fund and BA Highbridge Commodities Fund LLC (the “BA Feeder”) were “feeder funds” in a master-feeder structure investing substantially all of their assets through Highbridge Commodities FuturesAccess Master Fund Ltd. (the “Master Fund”).  The financial statements of the HCFA Master Fund are attached to this report and should be read in conjunction with this report.  As of the Effective Date, the Fund and the Master Fund were reorganized such that the Fund became a direct-trading fund investing substantially all of its assets through an account advised by HCM rather than through the Master Fund (the “Reorganization”). In connection with the Reorganization, the units of the BA Feeder were also converted into Units of the Fund as of the Effective Date, effectively resulting in the operations of the two funds being combined.  BA Highbridge Commodities Fund LLC will be liquidated and shall subscribe to the Fund as of January 1, 2013. The Master Fund will liquidate as of January 1, 2013 and will mandatorily redeem the shares of the Master Fund held by the Fund and remit the redemption proceeds in kind.

FuturesAccess is a group of commodity pools sponsored by MLAI (each pool is a “FuturesAccess Fund” or collectively, “FuturesAccess Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each FuturesAccess Fund is generally similar in terms of fees, although redemption terms vary among FuturesAccess Funds.  Each of the FuturesAccess Funds implements a different trading strategy.

The Fund offers six Classes of Units:  Class A, Class C, Class I, Class D, Class Z and Class M.  Each Class of Units was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. The five Classes of Units are subject to different Sponsor fees.

On December 1, 2012 the Fund opened Class M at $1.00 per Unit.  The Class M Units are for investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLPF&S as selling agent. The Class M Units are not subject to Sponsor’s fees. However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC. Investors in FuturesAccess can select, allocate and reallocate capital among different FuturesAccess Funds, each advised by either a single trading advisor or by the Sponsor which then allocates capital among multiple commodity trading advisors. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, BAC or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance. Initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

With respect to the period prior to the Reorganization, the Fund records its proportionate share of the HCFA Master Fund’s investment income and trading profits and losses.  Trading profits and losses include net realized, net change in unrealized and brokerage commissions.

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

In addition, the Fund also records its proportionate share of the Master Fund’s expenses.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current period.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2011.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the period ended December 31, 2012 and 2011.

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

Redemptions and Exchanges

A Member may redeem or exchange any or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon thirty eight calendar days’ notice (“notice period”).

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

Dissolution of the Fund

The Fund will dissolve if certain circumstances occur as set forth in the limited liability company operating agreement, which include:

a)                         Bankruptcy, dissolution, withdrawal or other termination of the last remaining manager of the Fund.

b)                         Any event which would make unlawful the continued existence of the Fund.

c)                          Withdrawal of the Sponsor unless at such time there is at least one remaining manager.

d)                         The determination by the Sponsor to liquidate the Fund and wind up its affairs.

2.                   VALUATION OF INVESTMENT IN HCFA MASTER FUND

With respect to the period prior to the Reorganization, the Fund recorded its investment in the HCFA Master Fund at fair value.  Valuation of investments held by the HCFA Master Fund, including, but not limited to the valuation techniques used and classification within the fair value hierarchy of investments, are discussed in the notes to the HCFA Master Fund financial statements included in this report.

3.                   RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012 and the period ended December 31, 2011 amounted to $5,283 and $891, respectively, of which $1,376 and $891 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

4.                   ADVISORY AGREEMENT

The Master Fund, MLAI and HCM entered into an Amended and Restated Advisory Agreement dated as of October 31, 2011 as amended by that certain amendment dated March 30, 2012 (collectively, the “Underlying Advisory Agreement”).   The Fund, the Master Fund, MLAI and HCM entered into an Assignment and Assumption Agreement effective as of December 31, 2012 under which the Master Fund assigned all of its rights and obligations under the Underlying Advisory Agreement to the Fund. The Fund, MLAI and HCM entered into a Second Amendment to Amended and Restated Advisory Agreement effective as of January 1, 2013 (the “Second Amendment”) to reflect HCM’s trading on behalf of the Fund directly rather than through the Master Fund (the Underlying Advisory Agreement as amended by the Second Amendment, the “Advisory Agreement”).  The Advisory Agreement will continue in effect until December 31, 2013.  Thereafter, the Advisory Agreement will be automatically renewed for three successive one-year periods, on the same terms, unless terminated by HCM or the Fund upon 90 days written notice to the other party.  Pursuant to the Advisory Agreement, HCM has the sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to trade the Fund’s portfolio or otherwise intervene to effectively overrule trades, by causing the Fund to take positions opposite of existing positions, or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

The Fund charges management fees on the month-end net asset value of each investor’s Units, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to HCM at a rate equal to 1.5 % per year. HCM has agreed to share 40% of its management fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and support services for the Fund.

Performance fees are charged by the Fund on any New Trading Profit (as defined in the Advisory Agreement) and are payable to HCM as of the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund pays a 15% performance fee to HCM.

5.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the year ended December 31, 2012 and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

6.              RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides for disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Fund is currently assessing the impact of this update on its financial statements.

7.              MARKET AND CREDIT RISKS

With respect to the period prior to the Reorganization, the Fund was affected by the market and credit risks to which the HCFA Master is subject.   These risks are discussed in the notes to the HCFA Master Fund financial statements included in this report.

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

8.              SUBSEQUENT EVENT

As discussed in Note 1 the transfer of the net assets of BA Highbridge Commodities Fund LLC and the HCFA Master Fund took place on January 1, 2013.

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
Highbridge Commodities FuturesAccess LLC