Form 10-K, Exhibit 13
period 2012-12-31
Highbridge Commodities FuturesAccess LLC
filed 2013-03-27
CIK 1534977

Exhibit 13.02

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the Liquidation Basis of Accounting)

Financial Statements as of December 31, 2012 and December 31, 2011 and for the year ended December 31, 2012 and for the period November 1, 2011 (commencement of operations) to December 31, 2011 and Report of Independent Auditors (Expressed in United States Dollars)

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the liquidation basis of accounting)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT AUDITORS	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2012 and 2011	2

Statements of Operations for the year ended December 31, 2012 and for the period November 1, 2011 (commencement of operations) to December 31, 2011	3

Statements of Changes in Shareholders’ Equity for the year ended December 31, 2012 and for the period November 1, 2011(commencement of operations) to December 31, 2011	4

Financial Data Highlights for the year ended December 31, 2012 and for the period November 1, 2011 (commencement of operations) to December 31, 2011	6

Notes to Financial Statements	8

Independent Auditor’s Report

To the Shareholders of Highbridge Commodities FuturesAccess Master Fund Ltd.

We have audited the accompanying financial statements of Highbridge Commodities FuturesAccess Master Fund Ltd. (the “Fund”), which comprise the statement of financial condition as of December 31, 2012 and 2011, and the related statements of operations and of changes in shareholders’ equity and the financial data highlights for the year ended December 31, 2012 and the period from November 1, 2011 (commencement of operations) through December 31, 2011. These financial statements and financial data highlights are hereafter collectively referred to as “financial statements”.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Highbridge Commodities FuturesAccess Master Fund Ltd. at December 31, 2012 and 2011, and the results of its operations and changes in its shareholders’ equity, and the financial data highlights for the year ended December 31, 2012 and the period from November 1, 2011 (commencement of operations) through December 31, 2011, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 of the financial statements, a restructuring agreement was entered into on December 18, 2012 to liquidate the Fund effective December 31, 2012. As a result, the Fund’s basis of accounting for the year is the liquidation basis of accounting. Our opinion is not modified with respect to this matter.

March 27, 2013

PricewaterhouseCoopers, PO Box 258, Strathvale House, Grand Cayman KY1-1104, Cayman Islands

T: +1 (345) 949 7000, F: +1 (345) 949 7352, www.pwc.com/ky

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the liquidation basis of accounting)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

(Expressed in United States Dollars)

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $5,369,620 for 2012 and $3,818,791 for 2011)	$7,372,774	$27,850,419
Net unrealized profit on open futures contracts	420	11,817
Cash	59,612,452	453,090
Other assets	100,000	10,000

TOTAL ASSETS	$67,085,646	$28,325,326

LIABILITIES AND SHAREHOLDERS’ EQUITY:
LIABILITIES:
Net unrealized loss on open futures contracts	$1,284,913	$539,172
Advisory fees payable	81,977	34,534
Redemptions payable	65,499,227	10,024,233
Other liabilities	219,529	159,140

Total liabilities	67,085,646	10,757,079

Shareholders Equity:
Shareholders’ Equity (0 Units and 18,554,920 Units outstanding, unlimited Units authorized)	—	17,568,247
Total shareholders’ equity	0	17,568,247

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$67,085,646	$28,325,326

NET ASSET VALUE PER UNIT:

Class DA	$—	$0.9468
Class DI	$—	$—
Class DU	$—	$—

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the liquidation basis of accounting)

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012 AND

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in United States Dollars)

	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$(13,138,768)	$(633,036)
Change in unrealized, net	(757,138)	(527,355)
Brokerage commissions	(185,858)	(16,544)

Total trading profit (loss), net	(14,081,764)	(1,176,935)

EXPENSES:
Management fee	906,749	65,076
Performance fee	26,577	—
Other	345,651	195,641
Total expenses	1,278,977	260,717

NET INVESTMENT INCOME (LOSS)	(1,278,977)	(260,717)

NET INCOME (LOSS)	$(15,360,741)	$(1,437,652)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DA*	35,345,663	27,125,851
Class DI**	10,556,473	—
Class DU***	23,044,837	—

Net income (loss) per weighted average Unit
Class DA*	$(0.2442)	$(.0530)
Class DI**	$(0.1072)	$—
Class DU***	$(0.2430)	$—

*Units issued on November 1, 2011 and collapsed December 31, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2012 to December 31, 2012 and for the period November 1, 2011 to December 31, 2011.)

**Units issued on February 1, 2012 and fully liquidated September 30, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period February 1, 2012 to September 30, 2012.)

***Units issued on January 1, 2012 and collapsed December 31, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the year 2012.)

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the liquidation basis of accounting)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012 AND

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in Shares)

	Initial Offering	Subscriptions	Redemptions	Shareholders’ Equity December 31, 2011	Subscriptions	Redemptions	Shareholders’ Equity December 31, 2012

Class DA*	25,108,176	4,035,349	(10,588,605)	18,554,920	47,141,133	(65,696,053)	—
Class DI**	—	—	—	—	10,956,745	(10,956,745)	—
Class DU***	—	—	—	—	43,160,050	(43,160,050)	—

Total Shareholders’ Units	25,108,176	4,035,349	(10,588,605)	18,554,920	101,257,928	(119,812,848)	—

*Units issued on November 1, 2011 and collapsed December 31, 2012.

**Units issued on February 1, 2012 and fully liquidated September 30, 2012.

***Units issued on January 1, 2012 and collapsed December 31, 2012.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the liquidation basis of accounting)

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2012 AND

FOR THE PERIOD NOVEMBER 1, 2011 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in United States Dollars)

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Shareholders’ Equity December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Shareholders’ Equity December 31, 2012
Class DA*	$25,108,176	$3,921,956	$(10,024,233)	$(1,437,652)	$17,568,247	$45,082,968	$(54,021,031)	$(8,630,184)	$—
Class DI**	—	—	—	—	—	10,909,000	(9,777,638)	(1,131,362)	—
Class DU***	—	—	—	—	—	43,425,984	(37,826,789)	(5,599,195)	—

Total Sharholders’ Equity	$25,108,176	$3,921,956	$(10,024,233)	$(1,437,652)	$17,568,247	$99,417,952	$(101,625,458)	$(15,360,741)	$—

*Units issued on November 1, 2011 and collapsed December 31, 2012.

**Units issued on February 1, 2012 and fully liquidated September 30, 2012.

***Units issued on January 1, 2012 and collapsed December 31, 2012.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the liquidation basis of accounting)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Expressed in United States Dollars)

The following per share data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class DA*	Class DI**	Class DU***

Net asset value, beginning of year or at time of offer	$0.9468	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.1491)	(0.0935)	(0.1565)
Brokerage commissions	(0.0030)	(0.0022)	(0.0031)
Expenses	(0.0227)	(0.0137)	(0.0264)
Net asset value, before liquidation	0.7720	0.8906	0.8140
Less liquidating distribution	0.7720	0.8906	0.8140
Net asset value, end of year	$—	$—	$—

Total Return: (b)

Total return before Performance fees	-18.27%	-10.98%	-18.27%
Performance fees	-0.29%	-0.01%	-0.58%
Total return after Performance fees	-18.56%	-10.99%	-18.85%

Ratios to Average Shareholder’s Equity: (a)

Expenses (excluding Performance fees)	2.12%	2.13%	2.12%
Performance fees	0.26%	0.00%	0.49%
Expenses (including Performance fees)	2.38%	2.13%	2.61%

Net investment income (loss)	-2.38%	-2.13%	-2.61%

(a) The ratios to average shareholders’ equity have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual shareholders’ return may vary from these returns based on timing of capital transactions.

*Units collapsed December 31, 2012.

**Units issued on February 1, 2012 and fully liquidated September 30, 2012.

***Units issued on January 1, 2012 and collapsed December 31, 2012.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

(Under the liquidation basis of accounting)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD NOVEMBER 1, 2011

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2011

(Expressed in United States Dollars)

The following per share data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class DA*

Net asset value at time of offer	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0429)
Brokerage commissions	(0.0006)
Expenses	(0.0097)

Net asset value, end of year	$0.9468

Total Return: (b)

Total return before Performance fees	-5.32%
Performance fees	0.00%
Total return after Performance fees	-5.32%

Ratios to Average Shareholder’s Equity: (a)

Expenses (excluding Performance fees)	0.99%
Performance fees	0.00%
Expenses (including Performance fees)	0.99%

Net investment income (loss)	-0.99%

(a) The ratios to average shareholders’ equity have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual shareholders’ return may vary from these returns based on timing of capital transactions.

*Units issued on November 1, 2011.

See notes to financial statements.

HIGHBRIDGE COMMODITIES FUTURESACCESS MASTER FUND LTD.

(A Cayman Islands Company)

NOTES TO FINANCIAL STATEMENTS

(Expressed in United States Dollars)

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Highbridge Commodities FuturesAccess Master Fund LTD. (the “Fund”), a Merrill Lynch FuturesAccessSM  Program (the “FuturesAccess”) fund, was organized under the laws of the Cayman Islands on June 28, 2011 and commenced trading activities on November 1, 2011. The Fund was registered under the Mutual Funds Law of the Cayman Islands on June 28, 2011. The Fund, which is the master part of a master-feeder structure invested substantially all of the feeder Fund’s assets which has the same investment objective as the feeder Funds. The Fund engaged in the speculative trading of futures on a wide range of commodities.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the sponsor and manager of the Fund. MLAI has delegated commodities trading authority for the Fund to Highbridge Capital Management, LLC (“HCM” or “Trading Advisor”). MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) was the exclusive clearing broker for the Fund. The Sponsor may have selected other parties as clearing broker(s). Currently, the Fund did trade currency spot and forward contracts. In the event the Fund could have traded such contracts, Merrill Lynch International Bank, Ltd. (“MLIB”) could have been the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor may have selected other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Bank of America N.A. (“BANA”).  MLPF&S, MLIB and BANA are BAC affiliates.

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

The Fund offered, prior to the adopting of its plans to liquidating, three separate classes of shares which had identical terms. They were open to investment by the Highbridge Commodities FuturesAccess LLC (the “Onshore Fund”), Highbridge Commodities FuturesAccess Ltd. (the “Offshore Fund”) and BA Highbridge Commodities FuturesAccess LLC (the “BA Feeder”), respectively. Class DA is open exclusively to the Onshore Fund. Class DI is open exclusively to the Offshore Fund. Class DU is open exclusively to the BA Feeder.  The Offshore Fund liquidated as of September 30, 2012. The BA Feeder collapsed into the Onshore Fund as of December 31, 2012.

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

Interests in the Fund were not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, BAC or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) on a liquidation basis. Liquidation basis financial statements required management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. All estimated expenses have been accrued for as of December 31, 2012 in accordance with U.S. GAAP on a liquidation basis.  Actual results could have differed from those estimates and such differences could have been material.

Initial Offering and Organizational Costs

Organization and Offering costs were amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance. Initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund was not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statement of Operations.

Trading profit (loss) includes brokerage commission costs on commodity contracts.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the date of the

Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year. Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statement of Operations.

Equity in Commodity Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Selling Commissions

The Fund paid for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and other expenses) incurred by the Fund.

Income Taxes

The Fund should not be subject to U.S. Federal income taxes on income or gains from its trading (except in respect of any U.S. source dividends received in the course of such trading), provided that they did not engage in a trade or business within the United States to which such income or gains were effectively connected. Pursuant to a safe harbor rule under the U.S. tax code, a foreign corporation which traded securities or commodities for its own account should not be treated as engaged in a trade or business within the United States, provided that the foreign corporation was not a dealer in securities or commodities. The Fund and HCM conduct business in a manner so as to have met the requirements of the safe harbor rule.

The Fund has obtained an undertaking from the Cayman Islands’ authorities that, for a period of 20 years starting from July 26, 2011, no law which is enacted in the Cayman Islands imposing any tax or duty to be levied on income, profits, gains, or appreciation shall apply to the Fund or its operations, and no such tax or any tax in the nature of estate duty or inheritance tax shall be payable on or in respect of the Shares, debentures or other obligations of the Fund or by way of withholding in whole or in part of any payment of dividends or other distributions of income or of capital by the Fund to its Shareholders or any payment of principal or interest or other sums due under a debenture or other obligation of the Fund.

Distributions

Each Shareholder was entitled to receive, equally per Share, any distributions which would have been made by the Fund.  No such distributions have been declared for the year and period ended December 31, 2012 and 2011, respectively.

Subscriptions

Shares were offered as of the close of business at the end of each month. Shares were purchased as of the first business day of any month at Net Asset Value, but the subscription request were submitted at least three calendar days before the end of the preceding month. Subscriptions submitted less than three calendar days before the end of a month would have been applied to Shares subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Subscriptions were suspended on December 18, 2012 when the Fund adopted the liquidation basis of accounting.

Redemptions and Exchanges

A Shareholder may have redeemed or exchanged any or all of such Shareholder’s Shares at Net Asset Value as of the close of business, on the last business day of any month upon thirty eight calendar days’ notice (“notice period”).

A Shareholder in the Fund could have exchanged their Shares for Shares of the same Class in other Program Funds as of the beginning of each calendar month, upon thirty eight calendar days’ notice.  The minimum exchange amount was $10,000.

Redemption requests were accepted within the notice period.  The Fund did not accept any redemption requests after the notice period.  All redemption requests received after the notice period would have been processed for the following month.

Dissolution of the Fund and Basis of Presentation

On December 18, 2012, a Restructuring Agreement was among and executed by MLAI, the BA Feeder Fund, the Onshore Fund and the Fund. The Restructuring Agreement is to restructure the Funds such that the BA Feeder Fund will be liquidated and then the existing shareholders shall subscribe to the Onshore Fund as of January 1, 2013 (the “Effective Date”). The Fund on the effective date will contribute substantially all of its assets, including unamortized organizational and initial offering costs, cash (excluding only such cash as the BA Feeder Fund deems necessary to pay liquidation expenses) and its shares in the Fund to the Onshore Fund.  The Fund will liquidate and immediately following the BA Feeder Fund distribution, the Fund shall mandatorily redeem the shares of the Fund held by the Onshore Fund and pay the redemption proceeds in kind through the transfer of:

•                  cash from its account at MLPF&S or other custodian (except such cash as is necessary to pay liquidation expenses) to the account of the Onshore Fund or other custodian: and

•                  the open commodity positions in its account at MLPF&S to the account of the Onshore Fund.

Liquidation Basis of Accounting

As a result of the decision to place the fund into liquidation, the Fund changed its basis of accounting to be presented under the liquidation basis of accounting, which is another comprehensive basis of accounting under accounting principles generally accepted in the United States of America. Accordingly, the net assets of the Fund at December 31, 2012 are stated at liquidation value, i.e., the assets have been valued at their estimated fair values, and the liabilities include estimated amounts to be incurred through the date of liquidation of the Fund, which is in conformity with accounting principles generally accepted in the United States.

2.              CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statement of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Shareholders’ Equity	Contracts	Profit (Loss)	Shareholders’ Equity	on Open Positions	Shareholders’ Equity	Maturity Dates

Agriculture	707	$(820,670)	0.00%	(239)	$45,945	0.00%	$(774,725)	0.00%	February 2013 - March 2013
Currencies	377	(284,530)	0.00%	—	—	0.00%	(284,530)	0.00%	March 2013
Energy	288	599,893	0.00%	(44)	(116,420)	0.00%	483,473	0.00%	January 2013 - February 2013
Metals	307	(408,218)	0.00%	(226)	(300,493)	0.00%	(708,711)	0.00%	January 2013 - April 2013

Total		$(913,525)	0.00%		$(370,968)	0.00%	$(1,284,493)	0.00%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Shareholders’ Equity	Contracts	Profit (Loss)	Shareholders’ Equity	on Open Positions	Shareholders’ Equity	Maturity Dates

Agriculture	480	$23,249	0.13%	(487)	$(2,379)	-0.01%	$20,870	0.12%	February 2012 - July 2012
Currencies	112	52,150	0.30%	—	—	0.00%	52,150	0.30%	March 2012
Energy	165	(194,315)	-1.11%	(162)	338,464	1.93%	144,149	0.82%	January 2012 - April 2012
Metals	366	(1,368,821)	-7.79%	(357)	624,297	3.55%	(744,524)	-4.24%	January 2012 - April 2012

Total		$(1,487,737)	-8.47%		$960,382	5.47%	$(527,355)	-3.00%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Fund’s Shareholders’ Equity as of December 31, 2012.

3.                    FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). All investments (including derivative financial instruments and derivative commodity instruments) are held for trading purposes.  The investments are recorded on trade date and open contracts are recorded at fair value (described below) at the measurement date. Investments denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date.  Profits or losses are realized when contracts are liquidated.  Unrealized profits or losses on open contracts are included in Equity in commodity trading account on the Statement of Financial Condition.  Any change in net unrealized profit or loss from the preceding period is reported in the respective Statement of Operations.

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

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where such investments are traded.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into its process for determining fair values.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2012 and 2011 is as follows:

2012

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$(913,525)	$(1,117,092)	$203,567	$—
Short	(370,968)	(103,812)	(267,156)	—
	$(1,284,493)	$(1,220,904)	$(63,589)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2012	$(1,284,493)	$(1,220,904)	$(63,589)	$—

2011

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$(1,487,737)	$(884,372)	$(603,365)	$—
Short	960,382	345,200	615,182	—
	$(527,355)	$(539,172)	$11,817	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$(527,355)	$(539,172)	$11,817	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 and 2011, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2012 and 2011.

The Fund engaged in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivatives and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statement of Financial Condition and Statement of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses before brokerage commissions, by type/commodity industry sector, on derivative instruments for the year ended December 31, 2012 and the period ended December 31, 2011:

	December 31, 2012	December 31, 2011
Commodity Industry Sector	profit (loss) from trading, net	profit (loss) from trading, net

Agriculture	$(9,509,275)	$(167,845)
Currencies	1,141,450	(714,656)
Energy	(2,097,309)	589,939
Metals	(3,430,772)	(867,829)

Total	$(13,895,906)	$(1,160,391)

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse, MLPF&S or other BAC entities.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Where a substantial portion of the Fund’s capital was tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.                   RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Registrar and Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Registrar and Transfer Agent perform the transfer agent and investor services functions for the Fund.  The agreement with the Registrar and Transfer Agent calls for a fee to be paid based on the collective net asset of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets.  MLAI allocates the Registrar and Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets and the fee is payable monthly in arrears. The Registrar and Transfer Agent fee, which ranged between 0.018% and 0.02% of aggregate asset level, allocated to the Fund for the period ended December 31, 2012 and 2011 amounted to $6,443 and $891, respectively, of which $2,310 and $0  was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, MLPF&S credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of BAC but not less than 75% of such prevailing rate. The Fund is credited with interest on any of its assets and net profits actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit, in excess of the interest which MLPF&S pays to the Fund, from possession of such assets.

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

The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the year and period ended December 31, 2012 and 2011, respectively, was approximately $5.85 and $8.54, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statement of Operations are all received from or paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.                    ADVISORY AGREEMENT

The Fund and HCM have entered into an advisory agreement. This agreement shall continue in effect until October 1, 2013.  Thereafter, this agreement shall be automatically renewed for three successive one-year periods, on the same terms, unless terminated at any time by either HCM or the Fund upon 90 days written notice to the other party before the expiration of the then-current term. HCM determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI. This agreement terminated when the Fund adopted its plan of liquidation.

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

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each class, for the year ended December 31, 2012 and for the period November 1, 2011 to December 31, 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year. There are no units outstanding as of December 31, 2012.

7.                    RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides for disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. This update has no impact on the financial statements.

8.                    MARKET AND CREDIT RISKS

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of HCM, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge HCM to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by HCM.

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

9.                    SUBSEQUENT EVENTS

As discussed in Note 1 the transfer of the Fund’s net assets to the onshore fund officially took place on January 1, 2013.

Management has evaluated the impact of subsequent events on the Fund through March 27, 2013, the date the financial statements were available to be issued, and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

          *     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
Highbridge Commodities FuturesAccess Master Fund Ltd.